Exhibit 99.1
27 February 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

TOTAL VOTING RIGHTS

Further to the announcement on 26 February 2015 made by Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, the Company announces that on 26 February 2015 it issued 163,478 new ordinary shares of no par value in the capital of the Company ("New Shares") to KW Investment Management Ltd. (the "Investment Manager") as part payment of the management fee due to it for the quarter ended 31 December 2014 (pursuant to the terms of the investment management agreement dated 25 February 2014 and entered into between the Investment Manager and the Company).
Application will be made to the Financial Conduct Authority ("FCA") for the New Shares to be admitted to listing on the premium segment of the Official List of the FCA and to the London Stock Exchange plc (the "LSE") for the New Shares to be admitted to trading on the LSE's main market for listed securities ("Admission"). It is expected that Admission will take place on or around 4 March 2015.
As at 27 February 2015, the Company's share capital consists of a total of 135,446,771 ordinary shares of no par value (the "Ordinary Shares"), with each such Ordinary Share carrying the right to one vote. The Company does not hold any Ordinary Shares in treasury. The total number of voting rights in KWE is therefore 135,446,771. The above figure (135,446,771) may be used by shareholders of the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the Company's articles of association and the FCA's Disclosure and Transparency Rules.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is a listed property company that floated on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. The Company's primary objectives are to generate and grow long term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company continues to pursue a pan-European investment strategy and has acquired a significant portfolio invested across a variety of subsectors with the majority weighted towards office and retail. The portfolio is currently located across the UK, Ireland and Spain, and weighted towards London, the South East and Dublin. The Company is externally managed by Kennedy Wilson through a wholly-owned subsidiary acting as investment manager. It benefits from a strong team of real estate and real estate debt professionals operating from offices in London, Dublin, Madrid and Jersey. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu
About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com